Exhibit 99.1

CSX Corporation Announces First Quarter 2016 Earnings

Highlights:

•	Service improvements, significant efficiency and resource alignment savings combined to help offset the impact of lower volume

•	Continued low commodity prices, strong U.S. dollar and energy market transition will challenge second quarter and full-year 2016 performance

JACKSONVILLE, Fla. - April 12, 2016 - CSX Corporation (Nasdaq: CSX) today announced first quarter 2016 net earnings of $356 million, or $0.37 per share, down from $442 million, or $0.45 per share, in the same period of last year.

“As we managed through the impact of the continued coal decline and other market forces during the first quarter, CSX took aggressive actions to improve efficiency, reduce costs and streamline resources across the network to further reshape the company,” said Michael J. Ward, chairman and chief executive officer.

Revenue for the quarter declined 14 percent, reflecting lower fuel recovery, a 5 percent volume decline and a $95 million year-over-year decline in other revenue related to payments received in 2015 from customers that did not meet their minimum volume commitments. These impacts more than offset pricing gains across nearly all markets from an improving service product and volume growth in automotive, intermodal, minerals and waste and equipment.

Expenses decreased 12 percent, driven by efficiency gains of $133 million and lower volume-related costs of $64 million as CSX reduced its cost structure in the face of the challenging market environment. In addition, the reduction in the price of fuel decreased fuel expense by $78 million for the quarter.

Including the impact of these cost savings and the decline in other revenue, operating income decreased $139 million to $704 million. At the same time, the operating ratio increased 90 basis points year-over-year to 73.1 percent.

“While CSX delivered strong efficiency gains in the first quarter, we continue to expect full-year earnings per share to decline in 2016 as a result of ongoing coal headwinds combined with other market fundamentals,” said Ward. “At the same time, CSX remains focused on meeting and exceeding customer expectations while driving further efficiency savings to maximize shareholder value and achieve a mid-60s operating ratio longer term.”

CSX executives will conduct a quarterly earnings conference call with the investment community on April 13, 2016, from 8:30 a.m. to 9:30 a.m. Eastern time. Investors, media and the public may listen to the conference call by dialing 1-888-EARN-CSX (888-327-6279) and asking for the CSX earnings call. Callers outside the U.S., dial 1-773-756-0199. Participants should dial in 10 minutes prior to the call. In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, an internet replay of the presentation will be archived on the company website.

This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

About CSX and its Disclosures

CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 190 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 240 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.

This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on Twitter (http://twitter.com/CSX) and on Slideshare (http://www.slideshare.net/HowTomorrowMoves). The social media channels used by CSX may be updated from time to time.

More information about CSX Corporation and its subsidiaries is available at www.csx.com and on Facebook (http://www.facebook.com/OfficialCSX).

Forward-looking Statements

This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward- looking statements include, among others; (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.